RUDDICK CORPORATION                                    EXHIBIT 11
STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                        THREE MONTHS ENDED
                                   January 2,      December 27,
                                      1994             1992
NET INCOME PER SHARE COMPUTED
   AS FOLLOWS:
PRIMARY:
 1.  Net Income                    $ 6,265,0000    $ 11,878,000
 2.  Weighted Average Common
     Shares Outstanding              23,070,002      23,084,985
 3.  Incremental Shares Relating
     to $.56 Convertible
     Preference Shares                  382,481         413,177
 4.  Incremental Shares Under Stock
     Options Computed Under the
     Treasury Stock
     Method Using the Average
     Market Price of Issuer's
     Stock During the Periods           301,123         301,542
 5.  Weighted Average Common
     Shares and Common Equivalent
     Shares Outstanding              23,753,606      23,799,704

 6.  Net Income Per Share
     (Item 1 Divided by Item 5)    $       0.26            0.50

FULLY DILUTED:
 1.  Net Income                    $  6,265,000    $ 11,878,000
 2.  Weighted Average Common
     Shares Outstanding              23,070,002      23,084,985
 3.  Incremental Shares Relating
     to $.56 Convertible Preference
     Shares                             382,481         413,177
 4.  Incremental Shares Under Stock
     Options Computed Under the
     Treasury Stock Method Using
     the Higher of the Average or
     Ending Market Price of
     Issuer's Stock at the End
     of the Periods                     314,947         367,801
 5.  Weighted Average Common Shares
     and Common Equivalent Shares
     Outstanding                     23,767,430      23,865,963

 6.  Net Income Per Share
     (Item 1 Divided by Item 5)    $       0.26    $       0.50